Membership interest OPTION AGREEMENT

THIS MEMBERSHIP INTEREST OPTION AGREEMENT (this “Option Agreement”) is entered into and effective as of this 30th day of March, 2015 by and between Iroquois Valley Farms LLC, an Illinois Limited Liability Company (the “Company”) and John Steven Bianucci (the “Optionee”).

PREAMBLE

A.       Pursuant to Section 8.8 of the Company’s Third Amended and Restated Operating Agreement dated April 17, 2014 (the “Operating Agreement”), the Company is authorized to issue options to acquire Membership Interests (as defined therein) to employees and entities providing services to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase Three Hundred (300) Membership Interests of the Company (the “Option Interests”), according to the terms and subject to the conditions set forth in this Agreement. The Option granted under this Option Agreement shall vest and become exercisable for Option Interests as follows:

Beginning on December 31, 2017, the Option shall vest and become exercisable for Option Interests (rounded to the nearest whole number) equal to 100% of the total Option Interests.

2.	EXERCISE PERIOD. The Optionee shall have the right to exercise this Option with respect to all of the Option Interests during the period (the “Option Exercise Period”) beginning on December 31, 2017 and ending on December 31, 2025;
3.	OPTION EXERCISE PRICE. The per Option Interest price to be paid by Optionee in the event of an exercise of this Option will be One Hundred Thirty Eight Dollars ($138.00) per Option Interest.
4.	MANNER OF OPTION EXERCISE.
(a)	Procedure. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in this Agreement, by delivery to the Company at its principal office of a written notice of exercise in the form of Exhibit A. Such notice must be accompanied by payment in full of the total purchase price of the Option Interests purchased. If the exercise notice relates to the first exercise of this Option by Optionee, the notice must be accompanied by an executed copy of the Joinder Agreement substantially in the form of Exhibit B attached hereto making Optionee a party to the Operating Agreement. As soon as practicable after the effective exercise of this Option, the Optionee will be recorded on the membership record books of the Company as the owner of the Option Interests purchased, and, if such Option Interests are certificated, the Company will deliver to the Optionee one or more duly issued certificates evidencing such ownership.
(b)	Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Interests to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company).
5.	RIGHTS OF OPTIONEE; TRANSFERABILITY.
(a)	No Right to Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate the services of the Optionee at any time, nor confer upon the Optionee any right to continue to service the Company.
(b)	Rights as a Member. The Optionee will have no rights as a member unless and until all conditions to the effective exercise of this Option have been satisfied and the Optionee has become the holder of record of such Option Interests.
(c)	Restrictions on Transfer. No right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
6.	SECURITIES LAW AND OTHER RESTRICTIONS.
(a)	Securities Law Restrictions.
(i)	The Optionee represents and agrees that the Option and the Option Interests are being acquired for investment purposes for the Optionee’s own account and not as nominee for, or with a view to the sale or other distribution to, any other person.
(ii)	In addition to the restrictions in the Operating Agreement, the Optionee may not sell, assign, transfer or otherwise dispose of any Option Interests unless (a) there is in effect with respect to the Option Interests a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Company, in its sole discretion, deems necessary or advisable.
(b)	Operating Agreement. The Optionee acknowledges that the Optionee has been provided with a copy of the Operating Agreement and that the Optionee is familiar with the terms thereof. Among other obligations and restrictions contained in the foregoing agreements, the Optionee acknowledges that the Option Interests are subject to significant restrictions on transfer pursuant to the terms of the Operating Agreement. By exercise of the Option, the Optionee acknowledges and agrees to be bound by the terms of the Operating Agreement and to sign the Joinder Agreement or other agreements and instruments as the Company may require to evidence such agreement.
7.	WITHHOLDING TAXES. The Company is entitled to (a) withhold and deduct from future amounts that may be due and owing to the Optionee from the Company, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local tax requirements attributable to the Option, including, without limitation, the grant or exercise of this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.
8.	ADJUSTMENTS.
(a)	General. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, dividend of Membership Interests, split, combination, rights offering, divestiture or extraordinary distributions (including a spin-off), or any other change in the structure of the Company or Membership Interests of the Company, the Company (or, if the Company is not the surviving entity in any such transaction, the governing board of the surviving entity), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

(b)	Mergers and Consolidations. Without limiting the authority of the Company to take any actions deemed appropriate under Section 8 of this Agreement, in the event that the Company is a party to a merger, consolidation or sale of substantially all of the assets of the Company, this Option will be subject to the agreement of merger, consolidation or sale of assets, and such agreement, without the Optionee’s consent, and may provide for the following:
(i)	The continuation of this Option by the Company (if the Company is the surviving entity);
(ii)	The assumption of this Option by the surviving entity or its parent or the substitution by the surviving entity or its parent of an option with substantially similar terms for this Option; or
(iii)	The termination of this Option in return for the payment of cash in an amount equal to the excess of the fair market value of the Option Interests that are exercisable at the effective time of such merger, consolidation or sale of assets over the exercise price per interest of this Option. If the agreement of merger, consolidation or sale of assets does not otherwise specify, the Optionee shall be entitled to the amount provided in this Section 8(b)(iii).
9.	MISCELLANEOUS.
(a)	Binding Effect. This Agreement will be binding upon the successors and permitted assigns of the parties to this Agreement.
(b)	Governing Law. This Agreement and all rights and obligations under this Agreement will be governed by the laws of the State of Illinois, without regard to conflicts of laws provisions.
(c)	Entire Agreement. This Agreement and the agreements referred to herein and therein set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option, the Option Interests, and supersede all prior agreements, arrangements, plans and understandings relating thereto.
(d)	Amendment and Waiver. This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.
(e)	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(f)	Counterparts; Facsimile Signatures. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall together constitute but one and the same agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Counterparts may be delivered via facsimile transmission and shall be treated as original counterparts for all purposes.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective the day and year first above written.

IROQUOIS VALLEY FARMS LLC

By:______________________________________
Name:
Title:

OPTIONEE

:______________________________________
Name: John Steven Bianucci

122716.1

EXHIBIT A

to Option Agreement

IROQUOIS VALLEY FARMS LLC

NOTICE OF OPTION EXERCISE

IROQUOIS VALLEY FARMS LLC

1.       Exercise of Option. Effective as of today, ___________, 201_, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase _________ of the Membership Interests (the "Option Interests") of Iroquois Valley Farms LLC, an Illinois limited liability company (the "Company") under and pursuant to the Option Agreement dated March 30, 2015, (the "Option Agreement").

2.       Delivery of Payment. Optionee herewith delivers to the Company payment of the full purchase price of the Option Interests, as set forth in the Option Agreement.

3.       Operating Agreement. Prior to the issuance of any Optioned Interests to the Optionee, Optionee shall be required to become a party to and agree to be bound by the Company’s Third Amended and Restated Operating Agreement dated April 17, 2014 (the “Operating Agreement”), by executing a Joinder Agreement, a form of which is attached to the Option Agreement.

4.       Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Option Agreement and the Operating Agreement and agrees to abide by and be bound by their terms and conditions. In connection with the purchase of the Option Interests, the Optionee further represents and warrants to the Company the following:

(a) The Option Interests are being purchased by the Optionee for investment purposes for the Optionee’s own account and beneficial interest and not as nominee for, or for the beneficial interest of, or with the view to the sale or other distribution to, any other person, trust or organization. The Optionee understands that the Option Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

(b) The Optionee is aware of the Company's business affairs and financial condition, has had an opportunity to ask such questions of and receive answers from the management of the Company as the Optionee considers necessary in connection with the purchase of the Option Interests and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Option Interests. The Optionee realizes that an investment in the Membership Interests is highly speculative and involves a high degree of risk. The Optionee believes that an investment in the Option Interests is suitable for the Optionee based upon the Optionee’s investment objectives and financial needs, and the Optionee has the financial means to undertake the risks of an investment in the Option Interests and to withstand a complete loss of the Optionee’s investment in the Option Interests. The Optionee acknowledges and understands that neither the Company nor its agents or attorneys in any way represent or guarantee that the investment in the Option Interests will be profitable or is suitable for the Optionee.

(c) The Optionee understands that the Option Interests must be held indefinitely unless transfer is permitted pursuant to the terms of the Operating Agreement, and if permitted thereby, subsequently registered under the Securities Act or unless an exemption from registration is otherwise available.

(d) The Optionee is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance permits limited public resales of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions. These conditions include, among other things, that certain public information about the Company be available, that the sale occurs only after the holding period required by Rule 144 has been satisfied, that the sale is made through an unsolicited “broker’s transaction” or in transactions directly with a market maker, and that the amount of securities being sold during any three-month period may not exceed the specified limitations stated in Rule 144.

5.       Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Option Interests. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase of the Option Interests and that Optionee is not relying on the Company for any tax advice.

6.       Successors and Assigns. The Company may assign any of its rights under this Exercise Notice, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and its successors and assigns.

7.       Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of the State of Illinois.

8.       Entire Agreement. This Exercise Notice, the Option Agreement, and the agreements referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee.

Submitted on this ________ day of 201_ by:

Optionee

By:_____________________________________

Accepted this _______ day of _______, 201_:

Iroquois Valley Farms LLC

By:_____________________________________

Exhibit b

Joinder agreement

This Joinder Agreement (the “Agreement”), is made and entered into as of this ___ day of ____________, 201_ by and between ______________ (the “Optionee”) and Iroquois Valley Farms LLC, an Illinois limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Operating Agreement referenced below.

R E C I T A L S:

A.       The Company and its Members are parties to that certain Third Amended and Restated Operating Agreement dated as of April 17, 2014 (the “Operating Agreement”).

B.       Optionee is purchasing membership interests in the Company by exercising his purchase rights under that certain Option Agreement dated March 30, 2015 (the “Option Agreement”).

C.       Pursuant to the Operating Agreement, a person shall be admitted as a new Member upon payment for the membership interests and upon signing this Agreement to be bound by the terms of the Operating Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.                Operating Agreement. The Optionee has received, read, understands and is fully familiar with the Operating Agreement. The Optionee has had an opportunity to ask questions and receive answers concerning the Operating Agreement.

2.                Joinder. Optionee hereby covenants, acknowledges and agrees to assume and does hereby assume and become subject to all of the rights and obligations of a Member pursuant to the Operating Agreement, including, without limitation, the right to vote and the obligations and restrictions with respect to the disposition of the Membership Interests, with the same full force and effect as if the Optionee had been an original signatory to the Operating Agreement.

3.                Mailing Address. The mailing address for the Optionee for purposes of all notices shall be:

[to come]

Optionee shall promptly notify the Company in writing of any change to the above mailing address.

4.                Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which counterpart shall be considered and be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Optionee

By:__________________________

IROQUOIS VALLEY FARMS LLC,
an Illinois limited liability company

By: ______________________________________

2312986.2